Exhibit 99


FOR IMMEDIATE RELEASE               Contact:  John Jump
                                              Interim Chief Executive Officer
                                              (651) 312 - 2390 or (334) 677-2108


       BANKRUPTCY COURT APPROVES PLAN OF REORGANIZATION FOR VIDEO UPDATE
                          ACQUISITION BY MOVIE GALLERY


ST. PAUL, Minn. (December 21, 2001) - Video Update, Inc. (OTC: VUPDA) today announced that its plan of reorganization has been approved by the United States Bankruptcy Court for the District of Delaware. On September 18, 2000, Video Update and 19 of its US subsidiaries sought relief from creditors under Chapter 11 of the Bankruptcy Code. At that time, Video Update and its Canadian subsidiary owned and operated 585 retail specialty video stores in the United States and Canada. Under the Court approved plan, Video Update will be recapitalized by and become a wholly owned subsidiary of Dothan, Alabama-based Movie Gallery, Inc. Movie Gallery is the leading provider of movie and video game rentals and sales in rural and secondary markets in the United States. After consummation, Movie Gallery will own and operate a total of 1,420 video specialty stores located in 41 states and five Canadian provinces.

Video Update's plan of reorganization will restructure more than $120 million of senior secured debt and will eliminate approximately $60 million of unsecured debt. All pre-existing shares of Video Update common stock will be cancelled when the plan becomes effective. The parties expect that the Court approved Plan will become effective today.